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                              AMENDMENT NUMBER ONE
                               CUSTODIAL AGREEMENT
                            MIMLIC SERIES FUND, INC.
                        FIRST TRUST NATIONAL ASSOCIATION


This Amendment modifies the existing Agreement made April 21, 1994, by and between MIMLIC Series Fund, Inc., a Minnesota corporation (hereinafter called the "Fund"), and First Trust National Association, (hereinafter called the "Custodian") a national banking association with its principal place of business at St. Paul, Minnesota. This Amendment shall be effective on November 1, 1996.

                                        I

The Agreement shall be modified so that the 3rd paragraph of Article 1., "Definitions," shall be amended to read as follows:

     The word "Portfolio" shall mean one of the investment portfolios of the Fund which is subject to the terms of this Agreement where its securities and cash are held and administered by the Custodian. For the purpose of this Agreement, the following investment portfolios of the Fund are Portfolios subject to the Agreement: Growth Portfolio, Asset Allocation Portfolio, Index 500 Portfolio, Capital Appreciation Portfolio, Small Company Portfolio, Value Stock Portfolio and Small Company Value Portfolio.

IN WITNESS WHEREOF, the Fund and the Custodian have caused this Amendment to be executed in duplicate by their duly authorized officers.

Executed on this ___ day of _____________, 1996 in St. Paul, Minnesota.

ATTEST:                         MIMLIC SERIES FUND, INC.


                                By
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Secretary
                                Its
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ATTEST:                         FIRST TRUST NATIONAL ASSOCIATION


                                By
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Trust Officer


                                Its
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